Exhibit 99.E

Agreement of Joint Filing

The undersigned hereby agree that a single Schedule 13D (or any amendment thereto) relating to the ordinary shares, NIS 10.00 par value per share, of Tefron Ltd., an Israeli corporation, beneficially owned by the undersigned shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13D.

January 10, 2011

/s/ Martin Lieberman
Martin Lieberman

/s/ Ben Lieberman
Ben Lieberman

INTIMES NOUVELLE SEAMLESS INC.

By: /s/ Aron Lieberman
Name: Aron Lieberman
Title: President

LITEF HOLDINGS INC.

By: /s/ Martin Lieberman
Name: Martin Lieberman
Title: President